Exhibit 99.1

AMAZON.COM ANNOUNCES 22% SALES GROWTH FUELED BY LOWER PRICES, FREE SHIPPING; AMAZON PRIME MEMBERSHIPS MORE THAN DOUBLE FROM YEAR END; RAISES TOP LINE AND LOWERS BOTTOM LINE GUIDANCE; WILL INVEST HEAVILY IN TOY CATEGORY IN BACK HALF OF YEAR

SEATTLE—(BUSINESS WIRE)—July 25, 2006—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its second quarter ended June 30, 2006.

Operating cash flow declined 2% to $610 million for the trailing twelve months, compared with $624 million for the trailing twelve months ended June 30, 2005. Free cash flow decreased 23% to $375 million for the trailing twelve months, compared with $486 million for the trailing twelve months ended June 30, 2005. The primary driver of the free cash flow decline was our increased expenditure in technology and content. Free cash flow was also reduced by a $40 million patent litigation settlement in third quarter 2005, $34 million from excess tax benefits for stock-based compensation now classified as financing cash flows, and investments in additional fulfillment capacity.

Common shares outstanding plus shares underlying stock-based awards outstanding totaled 443 million at June 30, 2006, compared with 438 million a year ago.

Net sales increased 22% to $2.14 billion in the second quarter, compared with $1.75 billion in second quarter 2005. Excluding the $24 million unfavorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales grew 23% compared with second quarter 2005.

Operating income decreased 55% to $47 million in the second quarter, compared with $104 million in second quarter 2005. The decline in operating income was mainly due to technology and content investments, lower prices including free shipping and Amazon Prime, and $20 million from a contract termination and related fee dispute.

Net income was $22 million in the second quarter, or $0.05 per diluted share, compared with net income of $52 million, or $0.12 per diluted share in second quarter 2005.

“We’re investing in Amazon Prime and future technology initiatives” said Jeff Bezos, founder and CEO of Amazon.com. “Amazon Prime gets customers their products fast, and our investments in technology position us to innovate in seller platforms, web services, and digital. We’re looking forward to the coming decrease in our year-over-year growth rates in technology spending in the second half of 2006.”

Amazon Prime, Amazon.com’s first-ever membership program, was introduced in February 2005. For a flat membership fee of $79 per year, Amazon Prime members get unlimited, express two-day shipping for free, with no minimum purchase requirement on over a million eligible items sold by Amazon.com. Members can order as late as 6:30 p.m. ET and still get their order the next day for only $3.99 per item, and they can share the benefits of Amazon Prime with up to four family members living in their household. Sign up for Amazon Prime at www.amazon.com/prime.

Highlights

•	North America segment sales, representing the Company’s U.S. and Canadian sites, were $1.16 billion, up 21% from second quarter 2005.

•	International segment sales, representing the Company’s U.K., German, Japanese, French and Chinese sites, were $982 million, up 24% from second quarter 2005. Excluding the unfavorable impact from year-over-year changes in foreign exchange rates throughout the quarter, International net sales growth was 27%.

•	Worldwide Electronics & Other General Merchandise grew 37% to $624 million in second quarter 2006, and increased to 29% of worldwide net sales compared with 26% in second quarter 2005.

•	The Company launched its new Toy and Baby stores on www.amazon.com, featuring tens of thousands of products offered by Amazon and leading mass market and specialty retailers. This is the largest selection of Toy and Baby products ever offered through Amazon.com, and for the first time ever, Toy and Baby products are eligible for Free Super Saver Shipping and Amazon Prime.

•	The Company launched a Grocery store on www.amazon.com, with over 14,000 dry goods grocery products across more than 1,200 brands – all eligible for Free Super Saver Shipping and Amazon Prime.

•	Amazon’s German website – Amazon.de – launched its Sporting Goods store, offering customers a selection of thousands of sporting goods in over 25 categories from top brands like Adidas, Burton, Nike, Puma, Quiksilver and Salomon.

•	The Company extended its Enterprise Solutions agreement with Target.com through August 2010 and launched a new Sears Canada branded website providing Sears Canada with the tools and services to control its brand, merchandising and online business using Amazon Enterprise Solutions technology.

•	Amazon S3, a simple storage service for software developers, gained momentum in its first full quarter after launch, providing businesses of all sizes – from Microsoft to SmugMug – with a web services solution for storing and retrieving any amount of data, at any time, from anywhere on the web. Developers continue to adopt Amazon’s web services – over 180,000 have registered to date, up greater than 60% year-over-year.

Financial Guidance

The following forward-looking statements reflect Amazon.com’s expectations as of July 25, 2006. Results may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and consumer spending, world events, the rate of growth of the Internet and online commerce, and the various factors detailed below.

Third Quarter 2006 Guidance

•	Net sales are expected to be between $2.17 billion and $2.33 billion, or to grow between 17% and 25% compared with third quarter 2005.

•	Operating income is expected to be between $7 million and $42 million, or between (87%) decline and (24%) decline, compared with third quarter 2005. This guidance includes $38 million for stock-based compensation and amortization of intangible assets, and it assumes, among other things, that no additional intangible assets are recorded and that there are no further revisions to stock-based compensation estimates.

Full Year 2006 Expectations

•	Net sales are expected to be between $10.15 billion and $10.65 billion, or to grow between 20% and 25% compared with 2005.

•	Operating income is expected to be between $310 million and $440 million, or between (28%) decline and 2% growth, compared with 2005. This guidance includes $120 million for stock-based compensation and amortization of intangible assets, and it assumes, among other things, that no additional intangible assets are recorded and that there are no further revisions to stock-based compensation estimates.

A conference call will be webcast live today at 2 p.m. PT/5 p.m. ET, and will be available for at least three months at www.amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products sold to customers, the mix of net sales derived from products as compared with services, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of legal proceedings and claims, fulfillment center optimization, risks of inventory management, seasonality, the degree to which the Company enters into, maintains and develops commercial agreements, acquisitions and strategic transactions, payments risks, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risk of future losses, significant indebtedness, system interruptions, consumer trends, limited operating history, government regulation and taxation, fraud, and new business areas. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005, and all subsequent filings.

About Amazon.com

Amazon.com (Nasdaq: AMZN), a Fortune 500 company based in Seattle, opened on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com, Inc. seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer its customers the lowest possible prices. Amazon.com and other sellers offer millions of unique new, refurbished and used items in categories such as health and personal care, jewelry and watches, gourmet food, sports and outdoors, apparel and accessories, books, music, DVDs, electronics and office, toys and baby, and home and garden.

Amazon and its affiliates operate websites, including www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca, and www.joyo.com.

As used herein, “Amazon.com,” “we,” “our” and similar terms include Amazon.com, Inc., and its subsidiaries, unless the context indicates otherwise.

AMAZON.COM, INC.

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2006	2005	2006	2005	2006	2005
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$507	$533	$1,013	$1,303	$629	$701
OPERATING ACTIVITIES:
Net income	22	52	73	130	302	531
Adjustments to reconcile net income to net cash from operating activities:
Depreciation of fixed assets, including internal-use software and website development, and other amortization	43	26	83	55	149	95
Stock-based compensation	30	26	41	45	84	74
Other operating expense	3	2	6	3	10	2
Losses (gains) on sales of marketable securities, net	(1)	—	1	—	—	—
Remeasurements and other	(12)	(18)	(9)	(32)	(19)	5
Non-cash interest expense and other	1	1	2	3	5	5
Deferred income taxes	(2)	44	8	94	(15)	(154)
Cumulative effect of change in accounting principle	—	—	—	(26)	—	(26)
Changes in operating assets and liabilities:
Inventories	30	13	63	85	(128)	(93)
Accounts receivable, net and other current assets	16	9	66	19	(37)	8
Accounts payable	4	54	(438)	(370)	207	150
Accrued expenses and other current liabilities	1	28	(71)	(66)	54	15
Additions to unearned revenue	38	38	92	66	181	125
Amortization of previously unearned revenue	(43)	(31)	(90)	(56)	(183)	(113)

Net cash provided by (used in) operating activities	130	244	(173)	(50)	610	624
INVESTING ACTIVITIES:
Purchases of fixed assets, including internal-use software and website development	(58)	(46)	(104)	(73)	(235)	(138)
Acquisitions, net of cash acquired	—	(5)	(28)	(20)	(32)	(91)
Sales and maturities of marketable securities and other investments	249	142	537	490	883	1,305
Purchases of marketable securities	(232)	(235)	(362)	(738)	(1,009)	(1,568)

Net cash provided by (used in) investing activities	(41)	(144)	43	(341)	(393)	(492)
FINANCING ACTIVITIES:
Proceeds from exercises of stock options	7	8	13	17	55	42
Excess tax benefit on stock awards	21	1	29	2	34	2
Proceeds from long-term debt and other	66	—	69	—	82	—
Repayments of long-term debt and capital lease obligations	(21)	—	(334)	(266)	(341)	(267)

Net cash provided by (used in) financing activities	73	9	(223)	(247)	(170)	(223)
Foreign-currency effect on cash and cash equivalents	14	(13)	23	(36)	7	19

Net increase (decrease) in cash and cash equivalents	176	96	(330)	(674)	54	(72)

CASH AND CASH EQUIVALENTS, END OF PERIOD	$683	$629	$683	$629	$683	$629

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$—	$—	$63	$84	$84	$105
Cash paid for income taxes	3	1	8	5	15	8

AMAZON.COM, INC.

Consolidated Statements of Operations

(in millions, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales	$2,139	$1,753	$4,418	$3,655
Cost of sales	1,630	1,303	3,361	2,746

Gross profit	509	450	1,057	909
Operating expenses (1):
Fulfillment	189	158	383	324
Marketing	53	42	107	87
Technology and content	167	106	314	198
General and administrative	50	38	95	85
Other operating expense	3	2	6	3

Total operating expenses	462	346	905	697

Income from operations	47	104	152	212
Interest income	13	9	27	18
Interest expense	(19)	(22)	(38)	(48)
Other income (expense), net	1	(1)	—	2
Remeasurements and other	12	18	9	32

Total non-operating income (expense)	7	4	(2)	4

Income before income taxes	54	108	150	216
Provision for income taxes	32	56	77	112

Income before cumulative effect of change in accounting principle	22	52	73	104
Cumulative effect of change in accounting principle	—	—	—	26

Net income	$22	$52	$73	$130

Basic earnings per share:
Prior to cumulative effect of change in accounting principle	$0.05	$0.13	$0.18	$0.25
Cumulative effect of change in accounting principle	—	—	—	0.07

	$0.05	$0.13	$0.18	$0.32

Diluted earnings per share:
Prior to cumulative effect of change in accounting principle	$0.05	$0.12	$0.17	$0.24
Cumulative effect of change in accounting principle	—	—	—	0.07

	$0.05	$0.12	$0.17	$0.31

Weighted average shares used in computation of earnings per share:
Basic	418	411	417	410

Diluted	426	425	426	425

(1) Includes stock-based compensation as follows:
Fulfillment	$7	$5	$10	$8
Marketing	1	2	2	3
Technology and content	16	13	23	23
General and administrative	6	6	6	11

AMAZON.COM, INC.

Segment Information

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
North America
Net sales	$1,157	$960	$2,404	$1,987
Cost of sales	848	682	1,753	1,430

Gross profit	309	278	651	557
Direct segment operating expenses (1)	284	206	565	420

Segment operating income	25	72	86	137
International
Net sales	982	793	2,014	1,668
Cost of sales	782	621	1,608	1,316

Gross profit	200	172	406	352
Direct segment operating expenses (1)	145	112	293	229

Segment operating income	55	60	113	123
Consolidated
Net sales	2,139	1,753	4,418	3,655
Cost of sales	1,630	1,303	3,361	2,746

Gross profit	509	450	1,057	909
Direct segment operating expenses	429	318	858	649

Segment operating income	80	132	199	260
Stock-based compensation	(30)	(26)	(41)	(45)
Other operating expense	(3)	(2)	(6)	(3)

Income from operations	47	104	152	212
Total non-operating income (expense), net	7	4	(2)	4
Provision for income taxes	(32)	(56)	(77)	(112)
Cumulative effect of change in accounting principle	—	—	—	26

Net income	$22	$52	$73	$130

Segment Highlights:
Y/Y net sales growth:
North America	21%	21%	21%	21%
International	24	33	21	30
Consolidated	22	26	21	25
Y/Y gross profit growth:
North America	11%	27%	17%	25%
International	16	42	16	37
Consolidated	13	32	16	29
Y/Y segment operating income growth:
North America	(66%)	9%	(37%)	(3%)
International	(8)	72	(8)	61
Consolidated	(39)	31	(23)	20
Net sales mix:
North America	54%	55%	54%	54%
International	46	45	46	46

(1)	A significant majority of our costs for “Technology and content” are incurred in the United States and most of these costs are allocated to our North America segment.

AMAZON.COM, INC.

Supplemental Net Sales Information

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
North America
Media	$730	$632	$1,545	$1,331
Electronics and other general merchandise	365	278	738	559
Other	62	50	121	97

Total North America	1,157	960	2,404	1,987
International
Media	718	614	1,481	1,289
Electronics and other general merchandise	259	178	524	377
Other	5	1	9	2

Total International	982	793	2,014	1,668
Consolidated
Media	1,448	1,246	3,026	2,620
Electronics and other general merchandise	624	456	1,262	936
Other	67	51	130	99

Total Consolidated	$2,139	$1,753	$4,418	$3,655

Y/Y Net Sales Growth:
North America:
Media	15%	17%	16%	17%
Electronics and other general merchandise	32	23	32	24
Other	25	105	25	100
Total North America	21	21	21	21
International:
Media	17%	24%	15%	20%
Electronics and other general merchandise	45	80	39	83
Other	354	35	388	49
Total International	24	33	21	30
Consolidated:
Media	16%	20%	16%	18%
Electronics and other general merchandise	37	40	35	43
Other	32	103	31	99
Total Consolidated	22	26	21	25
Y/Y Net Sales Growth Excluding Effect of Exchange Rates:
International:
Media	20%	20%	22%	17%
Electronics and other general merchandise	48	75	46	77
Other	362	32	412	45
Total International	27	29	28	26
Consolidated:
Media	18%	18%	19%	17%
Electronics and other general merchandise	38	39	38	41
Other	32	103	32	99
Total Consolidated	23	25	24	23
Consolidated Net Sales Mix:
Media	68%	71%	68%	71%
Electronics and other general merchandise	29	26	29	26
Other	3	3	3	3

AMAZON.COM, INC.

Consolidated Balance Sheets

(in millions, except per share data)

	June 30, 2006	December 31, 2005	June 30, 2005
	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$683	$1,013	$629
Marketable securities	736	987	696
Inventories	521	566	383
Deferred tax assets, current portion	66	89	63
Accounts receivable, net and other current assets	225	274	155

Total current assets	2,231	2,929	1,926
Fixed assets, net	405	348	267
Deferred tax assets, long-term portion	208	223	206
Goodwill	193	159	154
Other assets	128	37	48

Total assets	$3,165	$3,696	$2,601

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$943	$1,366	$735
Accrued expenses and other current liabilities	515	563	409

Total current liabilities	1,458	1,929	1,144
Long-term debt and other	1,324	1,521	1,521

Commitments and contingencies

Stockholders’ Equity (Deficit):
Preferred stock, $0.01 par value: Authorized shares — 500 Issued and outstanding shares — none	—	—	—
Common stock, $0.01 par value: Authorized shares — 5,000 Issued and outstanding shares — 419, 416 and 412	4	4	4
Additional paid-in capital	2,334	2,263	2,161
Accumulated other comprehensive (loss) income	(2)	6	27
Accumulated deficit	(1,953)	(2,027)	(2,256)

Total stockholders’ equity (deficit)	383	246	(64)

Total liabilities and stockholders’ equity (deficit)	$3,165	$3,696	$2,601

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except per share data)

(unaudited)

	Q2 2005	Q3 2005	Q4 2005	Q1 2006	Q2 2006	Y/Y % Change
Cash Flows and Shares
Operating cash flow — trailing twelve months (TTM) (1)	$624	$661	$733	$724	$610	(2%)
Purchase of fixed assets (incl. internal-use software & website development) — TTM	$138	$186	$204	$223	$235	70%
Free cash flow (operating cash flow less purchases of fixed assets) — TTM (1)	$486	$475	$529	$501	$375	(23%)
Common shares and stock-based awards outstanding	438	438	438	438	443	1%
Common shares outstanding	412	414	416	417	419	2%
Stock-based awards outstanding	26	24	22	21	24	(6%)
Stock-based awards outstanding — % of common shares outstanding	6.3%	5.8%	5.2%	4.9%	5.8%	N/A
Results of Operations
Worldwide (WW) net sales	$1,753	$1,858	$2,977	$2,279	$2,139	22%
WW net sales — Y/Y growth, excluding the effect of foreign exchange rates	24.6%	27.6%	21.9%	24.8%	23.4%	N/A
WW net sales — TTM	$7,658	$8,054	$8,490	$8,867	$9,253	21%
WW net sales — TTM Y/Y growth, excluding the effect of foreign exchange rates	24.4%	25.2%	23.7%	24.3%	24.0%	N/A
Gross profit	$450	$463	$667	$547	$509	13%
Gross margin — % of WW net sales	25.7%	24.9%	22.4%	24.0%	23.8%	N/A
Gross profit — TTM	$1,809	$1,917	$2,039	$2,128	$2,187	21%
Gross margin — TTM % of WW net sales	23.6%	23.8%	24.0%	24.0%	23.6%	N/A
Operating income (1)(3)	$104	$55	$165	$106	$47	(55%)
Operating margin — % of WW net sales (1)	6.0%	3.0%	5.5%	4.6%	2.2%	N/A
Operating income — TTM (1)(3)	$456	$430	$432	$430	$372	(18%)
Operating margin — TTM % of WW net sales (1)	6.0%	5.3%	5.1%	4.8%	4.0%	N/A
Net income (1) (2)	$52	$30	$199	$51	$22	(58%)
Net income per diluted share (1) (2)	$0.12	$0.07	$0.47	$0.12	$0.05	(58%)
Net income — TTM (1) (2)	$531	$507	$359	$332	$302	(43%)
Net income per diluted share — TTM (1) (2)	$1.25	$1.19	$0.84	$0.78	$0.71	(43%)
Segments
North America Segment:
Net sales	$960	$1,041	$1,683	$1,247	$1,157	21%
Net sales — Y/Y growth, excluding the effect of foreign exchange rates	21.0%	27.4%	20.8%	21.3%	20.4%	N/A
Net sales — TTM	$4,195	$4,420	$4,711	$4,931	$5,128	22%
Gross profit	$278	$292	$418	$341	$309	11%
Gross margin — % of North America net sales	29.0%	28.1%	24.8%	27.3%	26.7%	N/A
Gross profit — TTM	$1,135	$1,204	$1,267	$1,329	$1,361	20%
Gross margin — TTM % of North America net sales	27.1%	27.2%	26.9%	27.0%	26.5%	N/A
Operating income (3)	$72	$66	$92	$62	$25	(66%)
Operating margin — % of North America net sales	7.5%	6.4%	5.5%	5.0%	2.1%	N/A
Operating income — TTM (3)	$317	$326	$296	$292	$245	(23%)
Operating margin — TTM % of North America net sales	7.6%	7.4%	6.3%	5.9%	4.8%	N/A
International Segment:
Net sales	$793	$817	$1,294	$1,032	$982	24%
Net sales — Y/Y growth, excluding the effect of foreign exchange rates	29.3%	27.8%	23.2%	28.9%	27.0%	N/A
Net sales — TTM	$3,463	$3,634	$3,779	$3,936	$4,125	19%
Net sales — TTM % of WW net sales	45.2%	45.1%	44.5%	44.4%	44.6%	N/A
Gross profit	$172	$171	$249	$206	$200	16%
Gross margin — % of International net sales	21.7%	20.9%	19.3%	20.0%	20.4%	N/A
Gross profit — TTM	$674	$713	$772	$799	$827	23%
Gross margin — TTM % of International net sales	19.5%	19.6%	20.4%	20.3%	20.0%	N/A
Operating income	$60	$55	$93	$58	$55	(8%)
Operating margin — % of International net sales	7.6%	6.7%	7.1%	5.6%	5.6%	N/A
Operating income — TTM	$216	$233	$270	$265	$260	21%
Operating margin — TTM % of International net sales	6.2%	6.4%	7.1%	6.7%	6.3%	N/A

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except inventory turnover, accounts payable days, and employee data)

(unaudited)

	Q2 2005	Q3 2005	Q4 2005	Q1 2006	Q2 2006	Y/Y % Change
Segments (continued)
Consolidated Segments:
Operating expenses	$318	$342	$482	$427	$429	35%
Operating expenses — TTM	$1,276	$1,358	$1,473	$1,570	$1,681	32%
Operating income (3)	$132	$121	$185	$120	$80	(39%)
Operating margin — % of consolidated sales	7.5%	6.5%	6.2%	5.3%	3.7%	N/A
Operating income — TTM (3)	$533	$559	$566	$558	$506	(5%)
Operating margin — TTM % of consolidated net sales	7.0%	6.9%	6.7%	6.3%	5.5%	N/A
Supplemental North America Segment Net Sales:
Media	$632	$684	$1,030	$815	$730	15%
Media — TTM	$2,780	$2,901	$3,046	$3,163	$3,260	17%
Electronics and other general merchandise	$278	$304	$580	$374	$365	32%
Electronics and other general merchandise — TTM	$1,236	$1,311	$1,443	$1,534	$1,622	31%
Electronics and other general merchandise — TTM % of North America net sales	29%	30%	31%	31%	32%	N/A
Other	$50	$53	$73	$58	$62	25%
Other — TTM	$178	$208	$222	$234	$246	38%
Supplemental International Segment Net Sales:
Media	$614	$629	$968	$763	$718	17%
Media — TTM	$2,730	$2,828	$2,885	$2,972	$3,077	13%
Electronics and other general merchandise	$178	$187	$321	$265	$259	45%
Electronics and other general merchandise — TTM	$730	$801	$886	$952	$1,033	42%
Electronics and other general merchandise — TTM % of International net sales	21%	22%	23%	24%	25%	N/A
Other	$1	$1	$5	$4	$5	354%
Other — TTM	$3	$4	$8	$11	$15	399%
Supplemental Worldwide Net Sales:
Media	$1,246	$1,313	$1,998	$1,578	$1,448	16%
Media — TTM	$5,510	$5,730	$5,931	$6,135	$6,337	15%
Electronics and other general merchandise	$456	$491	$901	$639	$624	37%
Electronics and other general merchandise — TTM	$1,966	$2,113	$2,329	$2,486	$2,655	35%
Electronics and other general merchandise — TTM % of WW net sales	26%	26%	27%	28%	29%	N/A
Other	$51	$54	$78	$62	$67	32%
Other — TTM	$181	$211	$230	$245	$261	44%
Balance Sheet
Cash and marketable securities	$1,325	$1,419	$2,000	$1,334	$1,419	7%
Inventory, net — ending	$383	$456	$566	$538	$521	36%
Inventory — average inventory % of TTM net sales	5.0%	5.2%	5.4%	5.3%	5.3%	N/A
Inventory turnover, average — TTM	15.3	14.8	14.1	14.4	14.3	(6%)
Fixed assets, net	$267	$322	$348	$361	$405	52%
Accounts payable days — ending	$51	$58	$54	$48	$53	3%
Other
Employees (full-time and part-time; excludes contractors & temporary personnel)	10,200	11,200	12,000	12,400	12,700	24%

Note:	The attached “Financial and Operational Summary” is an integral part of this Supplemental Financial Information and Business Metrics.

(1)	The Company settled a patent lawsuit on terms including a one-time payment of $40 million in Q3 2005. This negatively impacts TTM operating cash flow and free cash flow by $40 million for all periods that include Q3 2005. The settlement negatively affected Q3 2005 operating income by $40 million, and Q3 2005 net income by $20 million after tax.

(2)	Q4 2005 net income includes a tax benefit of $90 million related to determining that certain of our deferred tax assets are realizable.

(3)	In Q2 2006, a fee dispute with Toysrus.com reduced our operating income by $20 million.

Amazon.com, Inc.

Financial and Operational Summary

(unaudited)

Quarterly Results of Operations (comparisons are with the equivalent period of the prior year, unless otherwise stated)

Net Sales

•	Shipping revenue was $128 million, up 24% from $103 million.

•	Amounts paid in advance for subscription services, including amounts received from online DVD rentals, Amazon Prime and other membership programs, are deferred and recognized as revenue over the subscription term.

•	Net sales include fixed fees, commissions and per-unit fees earned from third-party sellers and similar amounts earned through Amazon Enterprise Solutions.

Cost of Sales

•	Cost of sales consists of the purchase price of products sold by us, inbound and outbound shipping charges, packaging supplies, amortization of our DVD rental library and service costs such as those incurred in operating and staffing our fulfillment and customer service centers on behalf of third parties.

•	Inbound shipping charges to receive products from our suppliers are included in inventory cost and recognized as cost of sales upon sale to our customers.

•	Outbound shipping costs totaled $188 million, up 27% from $148 million. Net shipping loss was $60 million, or 2.8% of net sales, up 33% from a net shipping loss of $45 million, or 2.6% of net sales, resulting primarily from our free shipping offers and Amazon Prime. To the extent our customers use our free shipping offers at an increasing rate, including memberships in Amazon Prime, our net cost of shipping will increase.

•	While costs associated with free shipping, including Amazon Prime, are not included in marketing expense, we view our free shipping offers as an effective worldwide marketing tool and intend to continue offering them indefinitely. We offer free membership trials for Amazon Prime and expect to continue to offer these trials in the future.

Operating Expenses

•	Depreciation expense for fixed assets, including amortization of internal-use software and website development, was $41 million, up from $26 million. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets—generally two years or less for assets such as internal-use software and our DVD rental library, three years for our technology infrastructure, five years for furniture and fixtures and ten years for heavy equipment. Depreciation expense is generally classified within operating expense categories on the consolidated statements of operations, and certain assets, such as our DVD rental library, are amortized to cost of sales.

•	Stock-based compensation was $30 million compared to $26 million in the prior year. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised.

•	Operating expenses with and without stock-based compensation are as follows:

	Three Months Ended June 30, 2006			Three Months Ended June 30, 2005
	As Reported	Stock-Based Compensation	Net	As Reported	Stock-Based Compensation	Net
Operating Expenses:
Fulfillment	$189	$(7)	$182	$158	$(5)	$153
Marketing	53	(1)	52	42	(2)	40
Technology and content	167	(16)	151	106	(13)	93
General and administrative	50	(6)	44	38	(6)	32
Other operating expense	3	—	3	2	—	2

Total operating expenses	$462	$(30)	$432	$346	$(26)	$320

Year-over-year Percentage Growth:
Fulfillment	20%		20%	25%		25%
Marketing	26		28	24		26
Technology and content	58		63	49		59
General and administrative	32		37	25		19
Percent of Net Sales:
Fulfillment	8.9%		8.5%	9.0%		8.7%
Marketing	2.5		2.4	2.4		2.3
Technology and content	7.8		7.1	6.0		5.3
General and administrative	2.4		2.1	2.2		1.8

Fulfillment

•	Fulfillment costs represent those costs incurred in operating and staffing our fulfillment and customer service centers, including costs attributable to buying, receiving, inspecting and warehousing inventories; picking, packaging and preparing customer orders for shipment; and payment processing fees and transaction costs, including costs associated with our guarantee of certain third-party seller transactions and responding to inquiries from customers. Fulfillment costs also include amounts paid to third parties who assist us in fulfillment and customer service operations.

•	Payment processing fees charged to us associated with third-party seller sales are based on the gross purchase price of underlying transactions, and transaction costs, such as our A to Z Guarantee, are higher as a percentage of revenue versus our retail sales. Accordingly, third-party sales have higher fulfillment costs as a percentage of net sales.

•	The increase in fulfillment costs in absolute dollars relates to costs from expanding fulfillment capacity and variable costs. Variable costs correspond with sales volume and inventory levels, our mix of product sales, and payment processing and related transaction costs, including mix of payment methods and costs from our guarantee for certain third-party seller transactions.

•	We expanded our fulfillment capacity in the first half of 2006 and throughout 2005 through gains in efficiencies as well as increases in leased warehouse space. We plan to continue expanding our worldwide fulfillment capacity—although to add less space than in 2005—in order to accommodate greater selection and to meet anticipated shipment volumes from sales of our own products as well as sales by third parties for which we provide the fulfillment. We expect absolute amounts spent in fulfillment and fulfillment-related cost of sales to increase over time.

Marketing

•	Marketing costs increased in absolute terms, primarily corresponding with revenue growth as we utilized variable online marketing channels, such as our Associates program, sponsored search and other variable marketing initiatives. To the extent there is increased or decreased competition for these traffic sources, or to the extent our mix of these channels shifts, we would expect to see a corresponding change in our marketing expense or its effect. We expect absolute amounts spent in marketing to increase over time.

Technology and Content

•	Technology and content expenses consist principally of payroll and related expenses for employees involved in research and development, including application development, editorial content, merchandising selection, and systems and telecommunications support, as well as costs associated with systems and telecommunications infrastructure.

•	In 2005, we added a significant number of computer scientists, software engineers and employees involved in editorial content, merchandising selection and systems support. We are investing in several areas of technology including seller platforms, web services and digital initiatives. In addition, we increased spending on our technology infrastructure so that we can continue to enhance the customer experience and improve our process efficiency.

•	We expect the year-over-year percentage growth in technology and content, excluding stock-based compensation, to decrease in the second half of 2006.

•	A significant majority of our technology costs are incurred in the U.S. and are allocated to our North America segment.

•	Certain costs relating to the development of internal-use software and website development, including software to upgrade and enhance our websites and processes supporting our business, are capitalized and depreciated over two years. In Q2 2006 and Q2 2005, we capitalized $32 million (including $5 million of stock-based compensation) and $22 million (including $3 million of stock-based compensation) of costs associated with internal-use software and website development. Amortization of previously capitalized amounts was $20 million and $12 million for Q2 2006 and Q2 2005.

•	We expect absolute amounts spent in technology and content to increase over time.

General and Administrative

•	The increase in general and administrative costs in Q2 2006 is primarily due to increases in payroll and related expenses.

•	Additionally, in Q1 2005 we recorded a charge of $8 million related to possible settlements of outstanding litigation, and in Q2 2005 the favorable resolution of one of these matters resulted in a $3 million expense reduction.

•	We expect absolute amounts spent in general and administrative to increase over time.

Stock-Based Compensation

•	Stock-based compensation was $30 million, up from $26 million, reflecting grants to new employees and our annual performance-based awards that are granted in Q2 of each year.

•	As of January 1, 2005, we adopted SFAS 123(R), which requires measurement of compensation cost for stock-based awards at grant date fair value. The fair value of restricted stock and restricted stock units is determined based on the number of shares granted and the quoted price of our common stock, while the fair value of stock options is determined using a Black-Scholes valuation model. The fair value is recognized as an expense over the service period, net of estimated forfeitures, using the accelerated method under SFAS 123(R). The adoption of SFAS 123(R) in Q1 2005 resulted in a cumulative benefit from accounting change of $26 million, which reflects the net cumulative impact of estimating forfeitures in the determination of period expense, rather than recording forfeitures when they occur as previously permitted.

•	Stock-based awards generally vest over service periods of between two and five years.

•	Payroll tax expense resulting from exercises of stock-based awards is a cash expense and is not categorized as stock-based compensation.

•	We granted stock awards, substantially all of which have been restricted stock units since October 2002, of 6 million shares in the quarter. Our annual stock awards are granted in the second quarter.

•	As of June 30, 2006, there were 24 million shares underlying outstanding stock awards, consisting of 10 million shares underlying stock options with a $15 weighted-average exercise price and 14 million shares underlying restricted stock units. As of June 30, 2005, there were 26 million shares underlying outstanding stock awards.

•	As of June 30, 2006, outstanding common shares plus shares underlying outstanding stock-based awards were 443 million, up 1% from 438 million as of June 30, 2005. This total includes all stock-based awards outstanding, without regard for estimated forfeitures, consisting of vested and unvested awards and in-the-money and out-of-the-money stock options.

Other Operating Expense

•	Other operating expense primarily includes costs related to intangibles amortization.

•	We acquired one company during Q1 2006 for a purchase price of $47 million, including a $28 million cash payment in Q1 2006 and $19 million due in 2007. The excess of purchase price over the fair value of the net assets acquired was $33 million and is classified as goodwill on our consolidated balance sheets. Acquired other intangibles totaled $14 million and have estimated useful lives of between one and ten years. The results of operations of the acquired business have been included in our consolidated results from the closing date forward. The effect of this acquisition on consolidated net sales and operating income during the first half of 2006 was not significant.

Remeasurements and Other

•	The remeasurement of our 6.875% PEACS and intercompany balances can result in significant gains and charges associated with the effect of movements in currency exchange rates.

•	Remeasurement of the principal amount of our 6.875% PEACS from Euros to U.S. dollars resulted in a foreign-currency loss of $16 million, compared with a gain of $42 million.

•	Remeasurement of foreign-currency intercompany balances that are to be repaid among subsidiaries represented a $26 million gain, compared with a loss of $25 million.

Income Taxes

•	Our tax provision for interim periods is determined using an estimate of the annual effective tax rate. Our provision for income taxes was $32MM in Q2 – or a 59% rate for the quarter – which includes a $4 million year-to-date adjustment to reflect our current estimate of our annual effective tax rate of 51%.

•	There is a potential for significant volatility of our 2006 effective tax rate due to several factors, including from variability in accurately predicting our taxable income and the taxable jurisdictions to which it relates.

•	The effective tax rate was higher than the 35% statutory rate, resulting from steps we initiated to establish our European headquarters in Luxembourg, which we expect will benefit our effective tax rate over time.

•	We expect cash taxes paid in 2006 to be approximately $25 million compared with $12 million in 2005. We endeavor to optimize our global taxes on a cash basis, rather than on a financial reporting basis.

Foreign Exchange

•	Our financial reporting currency is the U.S. dollar, and changes in exchange rates significantly affect our reported results and consolidated trends. For example, during Q2 2006 our consolidated revenue and operating income were negatively affected by the strengthening of the U.S. dollar in comparison to the currencies of internationally focused websites, but our consolidated revenue and operating income from Q2 2002 through Q2 2005 benefited from weakness in the U.S. dollar in comparison to the same currencies.

•	The effect on our consolidated statements of operations from year-over-year changes in exchange rates versus the U.S. dollar throughout the period is as follows:

	Three Months Ended June 30,
	2006			2005
	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported
	(in millions, except per share amounts)
Net sales	$2,163	$(24)	$2,139	$1,728	$25	$1,753
Gross profit	514	(5)	509	445	5	450
Operating expenses	460	2	462	343	3	346
Income from operations	49	(2)	47	102	2	104
Net interest expense and other	(4)	(1)	(5)	(14)	—	(14)
Remeasurements and other (3)	2	10	12	1	17	18
Net income	19	3	22	43	9	52
Diluted earnings per share	$0.04	$0.01	$0.05	$0.10	$0.02	$0.12

(1)	Represents the outcome that would have resulted had currency exchange rates in the current period been the same as those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.

(2)	Represents the increase (decrease) in reported amounts resulting from changes in exchange rates from those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.

(3)	Includes foreign-currency gains (losses) on remeasurement of 6.875% PEACS and intercompany balances compared to prior quarter, and realized currency-related gains associated with sales of Euro-denominated investments held by a U.S. subsidiary.

Other

•	In March 2006, the Superior Court of New Jersey terminated our contract with Toysrus.com LLC but declined to award damages to either party. We continued to provide services to Toysrus.com during the contractual wind-down period in Q2 2006, but Toysrus.com is contesting the amount of fees owed to compensate us for that work. This fee dispute reduced our income from operations for Q2 2006 by approximately $20 million, and the fee dispute together with the termination of the Toysrus.com contract reduced our operating cash flows and free cash flows for Q2 2006 by approximately $20 million. Had we not retained $13 million against payments otherwise due to Toysrus.com, our operating cash flows and free cash flows for Q2 2006 would have been lower by that amount. We are appealing the trial court’s initial rulings in Toysrus.com’s favor regarding the contract termination and the fee dispute.

Cash Flows and Balance Sheet

•	Operating cash flows and free cash flows can be volatile and are sensitive to many factors, including changes in working capital and timing of capital expenditures. Working capital at any specific point in time is subject to many variables, including seasonality, the timing of expense payments, discounts offered by vendors, vendor payment terms and fluctuations in foreign exchange rates.

•

Additionally, prior to our adoption of SFAS 123(R), cash retained as a result of excess tax deductions relating to stock-based compensation was presented in operating cash flows, along with other tax cash flows. SFAS 123(R) requires benefits relating to excess stock-based compensation deductions to be presented as financing cash inflows—effectively a reclassification between operating cash flows and financing cash flows. Tax benefits resulting from stock-based compensation deductions in excess of amounts reported for financial reporting purposes—which negatively impacted operating cash flow—were $21 million in Q2 2006 and $34 million for the trailing twelve months; such amounts should be less than $100 million in 2006 – compared with $7 million for 2005 – but are subject to considerable variability. Accordingly, amounts presented for operating cash flows and free cash flows for 2006 will be negatively affected in comparison to prior results; however, there is no change in economic substance resulting from this change in reporting classification.

•	Our cash, cash equivalents and marketable securities of $1.42 billion, at fair value, primarily consist of cash, investment grade securities and AAA-rated money market mutual funds. Included are amounts held in foreign currencies of $738 million, primarily in Euros, British Pounds and Japanese Yen.

•	Accounts receivable, net and other current assets include accounts receivable from merchant partners, vendors and credit card companies, interest receivables and prepaid expenses.

•	Fixed assets include assets such as furniture and fixtures, heavy equipment, technology infrastructure, internal-use software and website development, and our DVD rental library.

•	Other assets include, among other things, $85 million of restricted long-term marketable securities, $9 million of deferred issuance costs on long-term debt, $8 million of certain equity investments, and $21 million of other intangibles, net. Marketable securities restricted for longer than one year are related to collateralization of debt for our international operations – such amounts at December 31, 2005 were insignificant.

•	Accrued expenses and other current liabilities include, among other things, liabilities for gift certificates of $126 million, professional fees, marketing activities, workforce costs—including accrued payroll, vacation and other benefits—and unearned revenue of $53 million, which is recorded when payments are received or due in advance of performing our service obligations and is amortized over the service period.

•	Long-term debt and other primarily include the following (in millions):

	Principal at Maturity		Interest Rate	Principal Due Date
Convertible Subordinated Notes	$900	(1)	4.750%	February 2009
Premium Adjustable Convertible Securities (“PEACS”)	307	(2)(4)	6.875%	February 2010

	$1,207	(3)

(1)	Convertible at the holders’ option into our common stock at $78.0275 per share. We have the right to redeem the Convertible Subordinated Notes, in whole or in part, at a redemption price of 101.425% of the principal, which decreases every February 1 by 47.5 basis points until maturity, plus any accrued and unpaid interest.

(2)	€240 million principal amount, convertible at the holders’ option into our common stock at €84.883 per share ($109 per share based on the Euro/U.S. dollar exchange rate as of June 30, 2006). We have the right to redeem the PEACS, in whole or in part, by paying the principal amount, plus any accrued and unpaid interest. We do not hedge any portion of the PEACS. The U.S. dollar equivalent principal, interest and conversion price fluctuate based on the Euro/U.S. dollar exchange ratio.

(3)	The “if converted” number of shares associated with our convertible debt instruments (approximately 14 million total shares) is excluded from diluted shares as they are antidilutive.

(4)	As previously announced, in Q1 2006 we redeemed €250 million—or $300 million at the Euro to U.S. dollar exchange rate on the redemption date—in principal amount of our PEACS at par.

Certain Definitions and Other

•	We present segment information for North America and International. We measure operating results of our segments using an internal performance measure of direct segment operating expenses that excludes stock-based compensation and other operating expense, each of which is not allocated to segment results. Other centrally incurred operating costs are fully allocated to segment results. Our operating results, particularly for the International segment, are affected by movements in foreign exchange rates.

•	The North America segment consists of amounts earned from retail sales of consumer products (including from third-party sellers) and subscriptions through North America-focused websites such as www.amazon.com and www.amazon.ca; from North America-focused Syndicated Stores, such as www.borders.com; from our mail-order tool catalog phone orders; from our Amazon Prime membership program; and from non-retail activities such as North America-focused Amazon Enterprise Solutions program, and marketing and promotional agreements. This segment includes export sales from www.amazon.com and www.amazon.ca.

•	The International segment consists of amounts earned from retail sales of consumer products (including from third-party sellers) and subscriptions through internationally focused websites such as www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, and www.joyo.com; from internationally focused Syndicated Stores; from our DVD rental service; and from non-retail activities such as internationally focused marketing and promotional agreements. This segment includes export sales from these internationally based sites (including export sales from these sites to customers in the U.S. and Canada) but excludes export sales from www.amazon.com and www.amazon.ca.

•	We provide supplemental sales information within each segment for three categories: Media, Electronics and Other General Merchandise, and Other. Media consists of amounts earned from DVD rentals and retail sales from all sellers of books, music, DVD/video, magazine subscriptions, software, video games and video-game consoles. Electronics and Other General Merchandise consists of amounts earned from retail sales from all sellers of items not included in Media, such as electronics and office, camera and photo, toys and baby, tools, home and garden, apparel, sports and outdoors, kitchen and housewares, gourmet food, jewelry, health and personal care, beauty and musical instruments. The Other category consists of non-retail activities, such as the Amazon Enterprise Solutions program and miscellaneous marketing and promotional activities, such as our co-branded credit card programs.

•	Operating cash flow is net cash provided by (used in) operating activities, including cash outflows for interest and excluding proceeds from the exercise of stock-based employee awards. Free cash flow is operating cash flow less cash outflows for purchases of fixed assets, including internal-use software and website development.

•	Operating cycle is number of days of sales in inventory plus number of days of sales in accounts receivable minus accounts payable days. Accounts payable days are calculated as the quotient of accounts payable to cost of sales, multiplied by the number of days in the period. Inventory turns are calculated as the quotient of trailing twelve month cost of sales to average inventory over five quarter ends.

•	Return on invested capital is trailing-twelve-month free cash flow divided by average total assets less current liabilities over five quarter ends.

•	References to customers mean customer accounts, which are unique e-mail addresses, established either when a customer’s initial order is shipped or when a customer orders from certain third-party sellers on our websites. Customer accounts include customers of Amazon Marketplace, Auctions and zShops, and our Merchants@ and Syndicated Stores programs, but exclude certain customers, including DVD rental customers, customers associated with certain of our acquisitions (including Joyo.com customers), Amazon Enterprise Solutions program customers, Amazon.com Payments customers, our catalog customers and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. Customers are considered active when they have placed an order during the preceding twelve-month period.

•	References to sellers or merchants mean active seller accounts, which are established when a seller receives an order from a customer account. Seller accounts include sellers in Amazon Marketplace, Auctions, zShops, and Merchants@ platforms, but exclude Amazon Enterprise Solutions sellers. Sellers are considered active when they have received an order during the preceding twelve-month period.

•	References to units mean units sold (net of returns and cancellations) by us and by third-party sellers at Amazon.com domains worldwide—such as www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr and www.amazon.ca—and at Syndicated Stores domains, as well as Amazon.com-owned items sold through catalogs and at non-Amazon.com domains, such as books, music and DVD/video items ordered from Amazon.com’s store at www.target.com. Units sold do not include units associated with certain of our acquisitions (including Joyo.com units), Amazon.com gift certificates or DVD rentals.

Contacts:

Amazon.com Investor Relations	Amazon.com Public Relations
Kim Nelson, 206/266-2171, ir@amazon.com	Patty Smith, 206/266-7180
www.amazon.com/ir